Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Completes Acquisition of Premier Technology Group, Inc.
Expands CACI Support for Military Intelligence and Information Technology

Arlington, VA, May 15, 2003 — CACI International Inc (NYSE:CAI) announced today that it has closed its transaction to purchase substantially all assets of Premier Technology Group, Inc. ("PTG"). PTG, headquartered in Fairfax, Virginia, provides professional services to clients in the Department of Defense and the intelligence community. Terms were not disclosed, but the transaction is anticipated to be accretive to CACI's fiscal year ending June 30, 2003 and the full 2004 fiscal year.

PTG offers solutions for intelligence analysis and security services, information technology, training, program management, and logistics. Most of the company's 360 employees hold high-level security clearances. For their fiscal year ending December 31, 2002, PTG recorded revenue of $43.4 million and operating income of $6.8 million.

Dr. J.P. (Jack) London, CACI Chairman and CEO, said, "Premier Technology Group is an excellent fit with CACI's corporate culture and long-term strategic goals. The acquisition expands our presence in the intelligence and military operations communities. It increases the capabilities we offer to current clients and brings new clients who can benefit from CACI's additional offerings. We welcome the skilled and specialized PTG workforce and look forward to continued business success."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 6,000 employees working in 90 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom (an economic downturn in the UK is affecting CACI's UK operations), including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com